Exhibit 3.1

SEVENTH ARTICLES OF AMENDMENT AND RESTATEMENT
INLAND AMERICAN REAL ESTATE TRUST, INC.
Pursuant to the provisions of Section 2-609 of the Maryland General Corporation Law, Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), hereby certifies that:
FIRST:    The Company desires to amend and restate its charter as currently in effect and hereinafter amended.
SECOND:    The following provisions set forth in these Seventh Articles of Amendment and Restatement are all the provisions of the charter of the Company as currently in effect and as hereinafter amended:
Article I
NAME
The name of the corporation is Inland American Real Estate Trust, Inc. So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Board of Directors (as defined below in Article IV) shall determine that the use of the name “Inland American Real Estate Trust, Inc.” is not practicable, the Board of Directors may permit the use of any other designation or name for the Company.
ARTICLE II
PURPOSES AND POWERS
The purposes for which the Company is formed are to engage in any lawful business or other activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE AND RESIDENT AGENT
The address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The Company may have such other offices (including its principal executive offices) and places of business within or without the State of Maryland as the Board of Directors may from time to time determine. The resident agent of the Company is The Corporation Trust Incorporated, whose address is 351 West Camden Street, Baltimore, Maryland 21201. The Company reserves the right to change its principal office and resident agent at any time.

Exhibit 3.1

ARTICLE IV
DEFINITIONS
For the purposes of these Articles (as defined below) the following terms shall have the following meanings:
“Affiliate” means, with respect to any other Person: (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10.0%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10.0%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee, general partner or manager of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee, general partner or manager.
“Articles” means the charter of the Company.
“Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.
“Bylaws” means the bylaws of the Company, as the same are in effect and may be amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder or corresponding provisions of subsequent revenue laws.
“Director(s)” means the members of the Board of Directors (including Independent Directors).
“Distributions” means any distribution of cash, other assets or securities by the Company to its Stockholders.
“Equity Stock” means all classes or series of stock of the Company, including, without limit, Common Stock (as defined below in Article V) and Preferred Stock (as defined below in Article V).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
“Independent Director(s)” means the Directors who qualify as “independent directors” pursuant to the provisions of the New York Stock Exchange Listed Company Manual in effect from time to time.
“MGCL” means the Maryland General Corporation Law, as amended from time to time, or any successor statute.

Exhibit 3.1

“Person” means an individual, corporation, business trust, estate, trust, partnership, limited liability company, association, two or more persons having a joint or common interest or any other legal or commercial entity.
“Property” or “Properties” means interests in (i) Real Property or (ii) any buildings, structures, improvements, furnishings, fixtures and equipment, whether or not located on the Real Property, in each case owned or to be owned by the Company either directly or indirectly through one or more Affiliates, joint ventures, partnerships or other legal entities.
“Real Property” means land, rights or interests in land (including but not limited to leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on, or used in connection with, land and rights or interests in land.
“REIT” means a “real estate investment trust” as defined by the Code.
“Stockholders” means holders of shares of Equity Stock.
ARTICLE V
STOCK
Section 5.1    Authorized Stock. The total number of shares of stock that the Company has authority to issue is 1,500,000,000 shares, of which 1,460,000,000 are shares of common stock, $.001 par value per share (“Common Stock”), and 40,000,000 are shares of preferred stock, $.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this Section 5.1. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the Stockholders, may amend the Articles from time to time to increase or decrease the aggregate number of shares of Equity Stock or the number of shares of Equity Stock of any class or series that the Company has authority to issue.
Section 5.2    Common Stock. Subject to the provisions of Article VII and except as otherwise provided in these Articles, each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters presented for a vote of the holders of Common Stock. Shares of Common Stock do not have cumulative voting rights. The Board of Directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Equity Stock.
Section 5.3    Preferred Stock. The Board of Directors may classify or reclassify any unissued shares of Preferred Stock from time to time, into one or more classes or series of Equity Stock.

Exhibit 3.1

Section 5.4    Classified or Reclassified Shares of Preferred Stock. Prior to issuing classified or reclassified shares of any class or series of Preferred Stock, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other series and classes of Preferred Stock; (ii) specify the number of shares to be included in the class or series of Preferred Stock; (iii) subject to the provisions of Article VII, and as to any class or series of Preferred Stock of the Company outstanding at the time, subject to the express terms of that class or series of Preferred Stock, set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption for each class or series of Preferred Stock; and (iv) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Preferred Stock set or changed pursuant to clause (iii) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Articles (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which the facts, events or variations shall operate upon the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of class or series of Preferred Stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 5.5    No Issuance of Share Certificates. Except to the extent expressly authorized by the Board of Directors, the Company shall not issue share certificates. A Stockholder’s investment shall be recorded on the books and records of the Company. To transfer shares of Equity Stock, a Stockholder shall submit an executed assignment form to the Company, which form shall be provided by the Company or transfer agent upon request. Upon issuance or transfer of shares of Equity Stock, the Company will provide the Stockholder with a statement containing information substantially similar to that which would appear in the legend pursuant to Section 7.2(h) hereof concerning his or her rights with regard to such shares of Equity Stock and any other information required by the Bylaws, the MGCL or other applicable law.
Section 5.6    Fractional Shares of Equity Stock. The Company may, without the consent or approval of any Stockholder, issue fractional shares of Equity Stock, eliminate a fractional interest by rounding up to a full share of Equity Stock, arrange for the disposition of a fractional interest by the Person entitled to it, or pay cash for the fair value of a fractional share of Equity Stock determined as of the time when the Person entitled to receive it is determined.
Section 5.7    Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 hereof or as may otherwise be provided by contract approved by the Board of Directors, no Stockholder of the Company shall, solely in the capacity of a Stockholder, have any preemptive right to purchase or subscribe for any additional shares of Equity Stock or any other security of the Company that it may issue or sell.
Section 5.8    Articles and Bylaws. The rights of Stockholders and the terms of all shares of Equity Stock shall be subject to the provisions of these Articles and the Bylaws, each as may be supplemented, amended or restated from time to time.

Exhibit 3.1

Section 5.9    Rights of Objecting Stockholders. Holders of shares of Equity Stock are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL.
ARTICLE VI
BOARD OF DIRECTORS
Section 6.1    Number and Classification. The number of Directors shall be set by or determined pursuant to the Bylaws but shall never be less than the minimum required by the MGCL. A majority of the Board of Directors shall be comprised of Independent Directors. The Directors may establish any committees as they deem appropriate.
The names of the Directors who shall serve until the next annual meeting of the Stockholders and until their successors are duly elected and qualify are:

J. Michael Borden
Thomas F. Glavin
Brenda G. Gujral
Thomas F. Meagher
Robert D. Parks
Paula Saban
William J. Wierzbicki
Section 6.2    Resignation, Removal or Death. A Director may resign by written notice to the Board of Directors, signed by the Director and effective upon delivery to the Company or any later date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, a Director may be removed at any time, with or without cause and without the necessity for concurrence by the Directors, by the affirmative vote of the holders of not less than a majority of the shares of Equity Stock then outstanding and entitled to vote generally in the election of Directors.
Section 6.3    Duties and Powers.
(a)    General. The business and affairs of the Company shall be managed under the direction of the Board of Directors. All powers of the Company may be exercised by or under authority of the Board of Directors except as conferred on or reserved to the Stockholders by law or by these Articles or the Bylaws. These Articles and the Bylaws shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of these Articles or the Bylaws or any determination made in good faith by the Board of Directors concerning its powers and authority hereunder or thereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in these Articles or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the MGCL, the general laws of the State of Maryland or any other applicable laws as now or hereafter in force.

Exhibit 3.1

(b)    REIT Qualification. The Board of Directors shall use its reasonable best efforts to cause the Company to qualify as a REIT under the Code. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate, and may take such actions as in its sole judgment and discretion are advisable, to preserve the status of the Company as a REIT; provided, however, that if a majority of the Board of Directors determines that it is no longer in the best interest of the Company to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code or any successor section. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.
(c)    Authorization by Board of Directors of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of Equity Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its Equity Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to any restrictions or limits set forth in these Articles or the Bylaws.
(d)    Distributions. The Company may pay Distributions to its Stockholders, including in shares of Equity Stock of one class payable to holders of shares of Equity Stock of another class, as authorized from time to time by the Board of Directors and declared by the Company. The receipt by any Person in whose name any shares of Equity Stock are registered on the records of the Company or by his, her or its duly authorized agent shall be a sufficient discharge for all Distributions payable or deliverable in respect of such shares of Equity Stock and from all liability related to the application thereof.
(e)    Reserved Powers of Board of Directors. The Board of Directors, without any action by any Stockholder of the Company, shall have and may exercise, on behalf of the Company, without limitation, the exclusive power to adopt, alter, amend and repeal any provision of the Bylaws and to make new Bylaws.
Section 6.4    Performance of Duties. A Director shall perform his or her duties as a Director, including his or her duties as a member of a committee of the Board of Directors on which he or she serves, in accordance with Maryland law.
Section 6.5    Determinations By Board of Directors. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its stock: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether

Exhibit 3.1

or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation or resolution of any ambiguity with respect to any provision of these Articles (including the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Equity Stock) or the Bylaws; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any Equity Stock; (vi) the number of shares of any class; (vii) any matter relating to the acquisition, holding and disposition of any assets by the Company; (viii) any matter relating to the qualification of the Company as a REIT or election of a different tax status for the Company; (ix) any interpretation of the terms and conditions of one or more agreements with any Person; or (x) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, these Articles, the Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1    Definitions. For the purpose of this Article VII only, the following terms shall have the following meanings:
“Aggregate Stock Ownership Limit” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Equity Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2(g) hereof. The value of the outstanding shares of Equity Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
“Beneficial Ownership” means ownership of shares of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code; provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Article VII requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding, but Option Shares Beneficially Owned by other Persons shall not be deemed to be outstanding. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.
“Beneficiary” means one or more beneficiaries of the Trust as determined pursuant to Section 7.3(e) hereof; provided that each organization must be described in Section 501(c)(3) of the Code and contributions to each organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Exhibit 3.1

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.
“Common Stock Ownership Limit” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2(g) hereof. The number and value of outstanding shares of Common Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
“Constructive Ownership” means ownership of shares of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code provided, however, that in determining the number of shares Constructively Owned by a Person, no share shall be counted more than once. Whenever a Person Constructively Owns Option Shares, then, whenever this Article VII requires a determination of the percentage of outstanding shares of a class of Equity Stock Constructively Owned by such Person, the Option Shares Constructively Owned by such Person shall also be deemed to be outstanding, but Option Shares Constructively Owned by other Persons shall not be deemed to be outstanding. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.
“Excepted Holder” means a holder of shares of Equity Stock for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2(f) hereof.
“Excepted Holder Limit” means, provided that the affected holder of Equity Stock agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2(f) hereof, the percentage limit established by the Board of Directors pursuant to Section 7.2(f) hereof, subject to adjustment pursuant to Section 7.2(g) hereof.
“Market Price” means on any date the average of the Closing Price (as defined below) per share for the applicable type of Equity Stock for the five consecutive Trading Days (as defined below) ending on such date. The “Closing Price” on any date means the last sale price, regular way, or, if no sale takes place on that day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the applicable shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The Nasdaq Stock Market, Inc. (“Nasdaq”), or, if Nasdaq is no longer in use, the principal automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock selected by the Board of Directors, or, in the absence of a professional market maker, the price at which the Company is then offering shares of Equity Stock to the public if the Company is then engaged in a public offering, or, if the Company is not then offering Equity Stock to the public, the average of the last ten (10) sales

Exhibit 3.1

pursuant to an offering of such shares of Equity Stock if such offering has not concluded, or if such offering has concluded, the average of the last ten (10) purchases by the Company pursuant to its Share Repurchase Program (the “SRP”), and if there are fewer than ten (10) purchases under the SRP, then the average of the actual purchases, or, if the SRP is not then in existence, the price at which a Stockholder may purchase shares of Equity Stock pursuant to the Company’s Distribution Reinvestment Plan (the “DRP”) if the DRP is then in existence, or, if not, the fair market value of such shares of Equity Stock shall be determined by the Company, in its sole discretion. “Trading Day” shall mean a day on which the principal national securities exchange or national automated quotation system on which the applicable shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange or national automated quotation system, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. The term “regular way” means a trade that is effected in a recognized securities market for clearance and settlement pursuant to the rules and procedures of the National Securities Clearing Corporation, as opposed to a trade effected “ex-clearing” for same-day or next-day settlement.
“Non-Transfer Event” means any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.
“NYSE” means the New York Stock Exchange.
“Ownership Limit” means the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, subject to adjustment pursuant to Section 7.2(g) hereof.
“Person” means any individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company, any other legal or commercial entity, a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act or a group to which an Excepted Holder Limit applies.
“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer or Non-Transfer Event that results in Excess Stock as defined in Section 7.2(a)(ii) hereof, the purported beneficial transferee (determined under the principles of Section 856(a)(5) of the Code) for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had been valid under Section 7.2(a)(i) hereof.
“Purported Record Transferee” shall mean, with respect to any purported Transfer or Non-Transfer Event that results in Excess Stock as defined below in Section 7.2(a)(ii) hereof, the purported record transferee of the Equity Stock who would have acquired such record ownership of shares of Equity Stock if such Transfer had been valid under Section 7.2(a)(i) hereof.

Exhibit 3.1

“Restriction Termination Date” means the first day on which the Board of Directors determines, pursuant to Section 6.3(b) hereof, that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth in this Article VII are no longer required for the Company to qualify as a REIT.
“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition of, as well as any other event that causes any Person to acquire, Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of, or any agreement to acquire Equity Stock or the right to vote or receive dividends or other Distributions on, Equity Stock, including, without limitation, (i) the issuance and transfer to holders of shares or interests of another entity that is merged with the Company of shares of Equity Stock as a result of such merger, (ii) a change in the capital structure of the Company, (iii) a change in the relationship between two or more Persons which causes a change in ownership of shares of Equity Stock by application of either Section 544 of the Code, as modified by Section 856(h) of the Code, or Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (iv) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Equity Stock, (v) any disposition of any securities or rights convertible into or exchangeable for shares of Equity Stock or any interest in shares of Equity Stock or any exercise of any such conversion or exchange right, (vi) Transfers of interests in other entities that result in changes in Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of Equity Stock, and (vii) any change in the value of one class or series of shares of Equity Stock relative to the value of any other class or series of shares of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned, Beneficially Owned or beneficially owned (determined under the principles of Section 856(a)(5) of the Code) and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have correlative meanings.
“Trust” means any separate trust created and administered in accordance with the terms of Section 7.3 hereof for the exclusive benefit of any Beneficiary.
“Trustee” means the Person unaffiliated with both the Company and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Company to serve as trustee of the Trust.
Section 7.2    Equity Stock.
(f)    Ownership Limitations. Prior to the Restriction Termination Date:
(i)    Basic Restrictions. (A) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the

Exhibit 3.1

Excepted Holder Limit for such Excepted Holder; (B) no Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year); (C) no Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership would result in the Company failing to qualify as a REIT; (D) no Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Company actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code); and (E) any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than one hundred (100) persons (determined under principles applicable to Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.
(ii)    Transfer in Trust. If any Transfer of shares of Equity Stock or Non-Transfer Event occurs that, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning shares of Equity Stock in violation of Section 7.2(a)(i)(A), (B), (C) or (D) hereof, then (A) that number of shares of Equity Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) hereof (rounded up to the next whole share) (such shares the “Excess Stock”) shall be automatically transferred to a Trust for the benefit of a Beneficiary, as described in Section 7.3 hereof, effective as of the close of business on the Business Day immediately preceding the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares); (B) if the transfer to the Trust described in subclause (A) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A), (B), (C) or (D) hereof, then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) hereof shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock; or (C) if the transfer to the Trust described in subclause (A) of this sentence as a result of a Non-Transfer Event would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A), (B), (C) or (D) hereof, then the Non-Transfer Event that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B), (C) or (D) hereof shall be void ab initio to the extent that the Company has the legal ability to void the Non-Transfer Event, and the intended transferee shall acquire no rights in such shares of Equity Stock. To the extent that, upon a transfer of shares pursuant to this Section 7.2(a)(ii), a violation of any provision of this Article VII

Exhibit 3.1

would nonetheless be continuing (for example where the ownership of shares by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares shall be transferred to that number of Trusts, each having a distinct Trustee and a Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.
(g)    Remedies for Breach. If the Board of Directors or its designee (including any duly authorized committee of the Board of Directors) shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2(a) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 7.2(a) hereof (whether or not such violation is intended), the Board of Directors or its designee may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Company to redeem shares of Equity Stock, refusing to give effect to such Transfer on the books and records of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event that results in violation of Section 7.2(a) hereof shall automatically result in the transfer to the Trust described therein, and, where applicable, such Transfer (or Non-Transfer Event) shall be void ab initio as provided in Section 7.2(a) hereof irrespective of any action (or non-action) by the Board of Directors or its designee.
(h)    Owners Required to Provide Information. Prior to the Restriction Termination Date:
(i)    every owner of more than five percent (5.0%) (or such lower percentage as required by the Code) of the outstanding shares of Equity Stock shall, within thirty days after the end of each taxable year, give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of Equity Stock Beneficially Owned and a description of the manner in which the shares are held and any additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status or qualification as a REIT and to ensure compliance with the Ownership Limits and the other restrictions set forth herein;
(ii)    each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Company any information as the Company may request, in good faith, in order to determine the Company’s status or qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance; and
(iii)    any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the

Exhibit 3.1

principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 7.2(a)(i), or any Person who held or would have owned shares of Equity Stock that resulted in a Transfer to the Trust pursuant to the provisions of Section 7.2(a)(ii), shall (A) immediately give written notice to the Company of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice to the Company and (B) shall provide to the Company any other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status or qualification as a REIT.

(i)    Remedies Not Limited. Nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its Stockholders in preserving the Company’s status or qualification as a REIT.
(j)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, or any definition contained in this Article VII, the Board of Directors shall have the power to determine the application of the provisions of this Article VII or any such definition with respect to any situation based on the facts known to the Board of Directors. In the event any section of this Article VII requires an action by the Board of Directors and these Articles fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of these Articles or the MGCL.
(k)    Exceptions.
(i)    Subject to Section 7.2(a)(i)(B), (C) and (D) hereof, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from one or both of the Ownership Limits, and may establish or increase an Excepted Holder Limit for such Person if: (i) the Board of Directors obtains such representations and undertakings from the Person as are reasonably necessary to ascertain that its Beneficial Ownership or Constructive Ownership of Equity Stock will not violate Section 7.2(a)(i)(B), (C) and (D) hereof; (ii) such Person does not, and represents that it will not, actually own or Constructively Own, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own, or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from the Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT shall not be treated as a tenant of the Company); and (iii) such Person agrees that any violation or attempted violation of such covenants (or other action that is contrary to the restrictions contained in

Exhibit 3.1

this Article VII) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Section 7.2(a)(ii) and Section 7.3 hereof.
(ii)    Prior to granting any exception pursuant to Section 7.2(f)(i) hereof, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status or qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception or waiver establishing or increasing an Excepted Holder Limit.
(iii)    Subject to Section 7.2(a)(i)(B), (C) and (D) hereof, any person acting as an underwriter who participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own or Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to enable the person to act as an underwriter in connection with the public offering or private placement.
(iv)    The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time; or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, as applicable.
(l)    Increase or Decrease in Aggregate Stock Ownership and Common Stock Ownership Limits. Subject to Section 7.2(a)(i)(B), (C) and (D) hereof, the Board of Directors may from time to time increase one or both of the Ownership Limits for one or more Persons and decrease one or both of the Ownership Limits for all other Persons (or all Persons); provided, however, that any decreased Ownership Limit will not be effective for any Person whose percentage ownership in shares of Equity Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of shares of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of shares of Equity Stock in excess of such percentage ownership of shares of Equity Stock will be in violation of the Ownership Limit and, provided further, that the new Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding shares of Equity Stock or otherwise result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

Exhibit 3.1

(m)    Legend. Except as otherwise provided in these Articles or the Bylaws, nothing in this Section 7.2(h) shall be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the classes or series of Equity Stock of the Company without certificates. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a holder of Equity Stock on request and without charge.
Section 7.3    Transfer of Equity Stock in Trust.
(a)    Trust for Excess Stock. Upon any purported Transfer or Non-Transfer Event that results in Excess Stock pursuant to Section 7.2(a) hereof, such Excess Stock shall be deemed to have been transferred to the Trustee, as trustee of a Trust for the benefit of one or more Beneficiaries. Such Transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the Transfer to the Trust pursuant to Section 7.2(a) hereof. Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Company. The Purported Record Transferee shall have no rights in such Excess Stock except as provided in Section 7.3(c) or (d) hereof. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 7.3(c) or (d) hereof. Each Beneficiary shall be designated by the Company as provided in Section 7.3(e) hereof.
(b)    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Excess Stock, which rights shall be exercised for the exclusive benefit of the Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that shares of Equity Stock have been Transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Beneficiary. The Purported Record Transferee shall have no voting rights with respect to Excess Stock and, subject to Maryland law, effective as of the date that shares of Equity Stock have been Transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee prior to the discovery by the Company that shares of Equity Stock have been Transferred to the Trustee and (ii) to resubmit a proxy or recast such vote in accordance with the desires of the Trustee acting for the benefit of the Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Company has received notification that shares of Equity Stock have been Transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Exhibit 3.1

(c)    Sale of Excess Stock by Trustee. Within 20 days of receiving notice from the Company that shares of Equity Stock have been Transferred to the Trust, the Trustee shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2(a) hereof. Upon such sale, the interest of the Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee or Purported Beneficial Transferee, as applicable, and to the Beneficiary as provided in this Section 7.3(c). The Purported Beneficial Transferee or Purported Record Transferee, as applicable, shall receive the lesser of (i) the price paid by the Purported Beneficial Transferee or Purported Record Transferee, as applicable, for the shares or, if the Purported Beneficial Transferee or Purported Record Transferee, as applicable, did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the sale proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Purported Beneficial Transferee or Purported Record Transferee, as applicable, by the amount of dividends and other distributions which have been paid to the Purported Beneficial Transferee or Purported Record Transferee, as applicable, and are owed by the Purported Beneficial Transferee or Purported Record Transferee, as applicable, to the Trustee pursuant to Section 7.3(b) hereof. Any net sales proceeds in excess of the amount payable to the Purported Beneficial Transferee or Purported Record Transferee, as applicable, shall be immediately paid to the Beneficiary. If, prior to the discovery by the Company that shares of Equity Stock have been Transferred to the Trustee, such shares are sold by a Purported Beneficial Transferee or Purported Record Transferee, as applicable, then (x) such shares shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Beneficial Transferee or Purported Record Transferee, as applicable, received an amount for such shares that exceeds the amount that such Purported Beneficial Transferee or Purported Record Transferee, as applicable, was entitled to receive pursuant to this Section 7.3(c), such excess shall be paid to the Trustee upon demand.
(d)    Call by Company on Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift); and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the Excess Stock pursuant to Section 7.3(c) hereof. Upon such a sale to the Company, the interest of the Beneficiary in the Excess Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Beneficial Transferee or Purported Record Transferee, as applicable. The Company may reduce the amount payable to the Purported Beneficial Transferee or Purported Record Transferee, as applicable, by the amount of dividends and other distributions which have been paid to the Purported Beneficial Transferee or Purported Record Transferee, as applicable, and are owed by the Purported Beneficial Transferee or Purported Record Transferee, as applicable, to the Trustee pursuant to Section 7.3(b) hereof.

Exhibit 3.1

The Company shall pay the amount of such reduction to the Trustee for the benefit of the Beneficiary.
(e)    Designation of Charitable Beneficiaries. The Company shall designate one or more nonprofit organizations to be the Beneficiary of the interest in the Trust such that (i) Excess Stock held in the Trust would not violate the restrictions set forth in Section 7.2(a) hereof in the hands of such Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than (vii) or (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 7.3(a) hereof shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Company may, in its sole discretion, designate a different nonprofit organization as the Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article VII shall be binding on each Beneficiary.
Section 7.4    Settlement. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5    Enforcement. The Company is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6    Non-Waiver. No delay or failure on the part of the Company or the Board of Directors in exercising any right under this Article VII shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Section 7.7    Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VIII
TENDER OFFERS
Section 8.1    Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent (5.0%) of

Exhibit 3.1

the outstanding shares of a class of Equity Stock (the “Target Class”); provided, however, that, unless otherwise required by the Exchange Act or the rules and regulations promulgated under the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Company, in its sole discretion, shall have the right to redeem such non-compliant Person’s shares of the Target Class and any shares of the Target Class acquired in such tender offer (collectively, the “Offeror’s Shares”) at the lesser of (i) the price then being paid per share of Common Stock purchased in the Company’s latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to the distribution reinvestment plan), (ii) the fair market value of the shares of Equity Stock as determined by an independent valuation obtained by the Company or (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Company may purchase such Offeror’s Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Company may instruct any transfer agent to transfer such purchased shares of Equity Stock to the Company. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Article VIII, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of the Offeror’s Shares by the Company. The Company maintains the right to offset any such expenses against the dollar amount to be paid by the Company for the purchase of the Offeror’s Shares pursuant to this Article VIII. In addition to the remedies provided herein, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Article VIII shall be of no force or effect with respect to any shares of Equity Stock that are then listed on a national securities exchange
ARTICLE IX
AMENDMENTS AND EXTRAORDINARY ACTIONS
Section 9.1    General. The Company reserves the right, from time to time, to supplement, amend or restate these Articles, now or hereafter authorized by law, including any supplement, amendment or restatement altering the terms or contract rights, as expressly set forth in these Articles, of any unissued shares of Equity Stock. All rights and powers conferred by these Articles on Stockholders, Directors and officers are granted subject to this reservation. All references to these Articles shall include all supplements, amendments or restatements thereto.
Section 9.2    Stockholders’ Approval. Subject to the limitations described in Article VII hereof and notwithstanding any other provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Exhibit 3.1

ARTICLE X
LIMITATION OF LIABILITY AND INDEMNIFICATION
Section 10.1    Limitation of Stockholder Liability. No Stockholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of its being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Company.
Section 10.2    Limitation of Director and Officer Liability. No Director or officer of the Company shall be liable to the Company or to any Stockholder for money damages to the maximum extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation. Neither the amendment nor repeal of this Article X, nor the adoption or amendment of any other provision of these Articles or of the Bylaws inconsistent with this Article X, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 10.3    Indemnification.
(a)    To the maximum extent permitted by Maryland law in effect from time to time, the Company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a Director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity (each an “Indemnified Party”). The rights to indemnification and advance of expenses provided by these Articles shall vest immediately upon election of a Director or officer. The Company may, with the approval of the Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The indemnification and payment or reimbursement of expenses provided in these Articles shall not be deemed exclusive of or limit in any way other rights to which any Indemnified Party may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
(b)    The Company shall have the power to purchase and maintain insurance or provide similar protection on behalf of an Indemnified Party against any liability or loss asserted that was incurred in any such capacity with the Company or arising out of such status. Nothing contained herein shall constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws. The Company shall also have power to enter into any contract for indemnity and

Exhibit 3.1

advancement of expenses with a Director, officer, employee or agent to such further extent consistent with law.
THIRD:    The amendment to and restatement of the charter of the Company as herein above set forth has been duly advised by the board of directors and approved by the Stockholders as required by law.
FOURTH:    The current address of the principal office of the Company in the State of Maryland is set forth in Article III of the foregoing amendment and restatement of the charter.
FIFTH:    The name and address of the Company’s current resident agent are set forth in Article III of the foregoing amendment and restatement of the charter.
SIXTH:    The number of directors of the Company and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.
SEVENTH:    The undersigned President of Inland American Real Estate Trust, Inc. acknowledges these Seventh Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[The remainder of this page is intentionally blank.]

Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused these Seventh Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 13th day of March, 2014.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Thomas P. McGuinness
Name:	Thomas P. McGuinness
Title:	President

ATTEST: INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Scott W. Wilton
Name:	Scott W. Wilton
Title:	Secretary

Exhibit 3.1

INLAND AMERICAN REAL ESTATE TRUST, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Inland American Real Estate Trust, Inc., a Maryland corporation (the “Company”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I

NAME

The name of the corporation is InvenTrust Properties Corp. So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Board of Directors (as defined below in Article IV) shall determine that the use of the name “InvenTrust Properties Corp.” is not practicable, the Board of Directors may permit the use of any other designation or name for the Company.

SECOND: The foregoing amendment to the charter of the Company was approved by the Board of Directors of the Company and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Company Law without action by the stockholders.
THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows -

Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of April, 2015.

ATTEST:                    INLAND AMERICAN REAL ESTATE
TRUST, INC.

By: /s/ Scott W. Wilton_____________    By: /s/ Thomas P. McGuinness______ (SEAL)
NAME: Scott W. Wilton    NAME: Thomas P. McGuinness
TITLE: Secretary    TITLE: President

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Exhibit 3.1

3